Exhibit 99.1

Magnolia Solar Receives $750,000 Phase II Award from
US Air Force Research Laboratory

Award Will Fund a Two-Year Program for Flexible, High-Efficiency Solar Cells

WOBURN, MA and ALBANY, NY – November 30, 2011 -- Magnolia Solar Corporation (OTCBB: MGLT) (“Magnolia”) announced today that its wholly owned subsidiary, Magnolia Solar, Inc., recently received a $750,000 Phase II award from the United States Air Force Research Laboratory as part of the Small Business Innovative Research (SBIR) program.  The award will fund a two-year project to develop flexible, lightweight, ultra-high efficiency multi-junction solar cells for space power applications.

This award follows a Phase I program that demonstrated that Magnolia’s approach to simultaneously increase the current and voltage output of photovoltaic devices for space power applications. The Phase II award is to optimize the device and apply advanced anti-reflective coatings to build ultra-high efficiency flexible solar power solutions for defense applications. Magnolia is building a patent portfolio around its proprietary technologies for this award and other work with government funding from the New York State Energy Research and Development Authority and the National Aeronautical Space Administration. Recently Magnolia announced demonstration of several significant milestones and this award provides a pathway to support its ultimate goal of developing low-cost, high-efficiency, thin-film solar cells for commercial and defense requirements.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, stated, “Photovoltaic devices can provide a mobile source of electrical power for a variety of military applications in space and terrestrial environments.  Many of these applications can directly benefit from enhancements in the efficiency of the photovoltaic devices.  In particular, flexible, lightweight, high-efficiency solar cells are needed to maximize the power-generating capability of space, ground-based, and air-based defense applications. The patent-pending technology developed during this program is expected to have immediate market opportunities for defense applications.  We look forward to continuing our partnerships with MicroLink Devices and Rensselaer Polytechnic Institute during this Phase II program.”

Dr. Roger E. Welser, Magnolia’s Chief Technical Officer, observed, “Current approaches to increase the efficiency of multi-junction structures typically used for space power generation are reaching practical limitations due to fundamental constraints in conventional multi-junction device design.  By combining wide and narrow bandgap material within each p-n junction, quantum-structured solar cells can overcome these constraints and increase the current and the voltage output of each subcell within a multi-junction solar cell.  The Phase I effort leveraged the epitaxial liftoff process developed at MicroLink Devices in Niles, IL, and has demonstrated the validity of Magnolia’s extended heterojunction photovoltaic device concept.  Ultimately our approach provides a pathway for obtaining thin, flexible, multi-junction solar cells with efficiency approaching 40%.”

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs.  Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings.  Magnolia’s patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell’s efficiency, thereby reducing the cost per watt.  Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.
For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

The Investor Relations Group
11 Stone St. 3rd Floor
New York, NY
212-825-3210
IR: Adam Holdsworth
PR: Enrique Briz
info@magnoliasolar.com

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